Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2024, with respect to the consolidated financial statements and internal control over financial reporting of CSI Compressco, LP included in its Annual Report on Form 10-K for the year ended December 31, 2023, and incorporated by reference in this Registration Statement of Kodiak Gas Services, Inc. on Form S-3. We consent to the incorporation by reference of the aforementioned reports in the Registration Statement of Kodiak Gas Services, Inc.

/s/ GRANT THORNTON LLP

Houston, Texas
July 9, 2024